Exhibit 99.1

Kona Grill Signs Development Agreement for United Arab Emirates

SCOTTSDALE, AZ – April 8, 2016─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today announced the signing of a franchise development agreement with Hakaya Collection (“Hakaya”), a wholly owned subsidiary of RAK Hospitality Holding (“RAKHH”), an asset owner and manager of government owned hotels, hospitality and leisure assets in Ras Al Khaimah. The agreement provides for the development of six Kona Grill restaurants in the United Arab Emirates over the next seven years.

Kona Grill will join a collection of world class concepts from Hakaya, such as Marina Muse Bar and Restaurant, Motor Mouth Food Truck, The Bay Sports Bar, and Yansoon and Pesto, which are some of the most popular dining options for the residents of Ras Al Khaimah.

Berke Bakay, President and CEO at Kona Grill, said “We are pleased to partner with Hakaya and RAKHH for the development of six Kona Grill restaurants. Their vast experience in hotels and restaurants makes them the right partner to build our brand in the UAE. The signing of this agreement marks another milestone in our international strategy and follows the Mexico development agreement signed earlier this year.”

Yannis Anagnostakis, Chief Executive Officer of RAKHH, said “We are excited to partner with Kona Grill and add this unique concept to our portfolio of hospitality brands. We believe Kona Grill will meet the increasing demand for premier casual dining concepts in the UAE and that we can add a lot of value to this segment by introducing a differentiated model to our audiences. We are confident that Kona Grill will be well-received in Dubai, Abu Dhabi and Ras Al Khaimah and we look forward to working with our new partners on successfully launching this brand.”

About Kona Grill

Kona Grill (NASDAQ:KONA) features a global menu of contemporary American favorites, award-winning sushi, and specialty cocktails. Kona Grill owns and operates 37 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 19 states and Puerto Rico: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Miami, Sarasota, Tampa); Georgia (Alpharetta); Idaho (Boise); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas (2)); Ohio (Cincinnati, Columbus); Puerto Rico (San Juan); Texas (Austin, Dallas, El Paso, Fort Worth, Friendswood, Houston, Plano, San Antonio, The Woodlands); Virginia (Arlington, Richmond). For more information, visit www.konagrill.com.

About RAK Hospitality Holding (“RAKHH”)

Established in 2014 by the government of Ras Al Khaimah, RAK Hospitality Holding was formed with a mandate to consolidate and asset manage a diverse portfolio of government owned hotels, hospitality and leisure assets. RAK Hospitality Holding manages subsidiary companies that oversee the entire value chain of hospitality related services in Ras Al Khaimah. Its subsidiaries include: RAK National Hotels, which owns hotel assets ranging from midscale to luxury, and locations ranging from city to beach to desert; namely the Hilton Ras Al Khaimah, Hilton Resort and Spa, Rixos Bab Al Bahr, and Banyan Tree Al Wadi; RAK Hospitality Asset Management, the asset management and development advisory arm; RAK Hospitality Logistics, the provider of services and logistics to Ras Al Khaimah’s hospitality sector and Hakaya Collection, the operating arm comprising entertainment, dining and leisure assets. For more information, please visit: www.rakhospitalityholding.com.

About Hakaya Collection (“Hakaya”)

Focusing on entertainment, leisure, dining and retail, Hakaya Collection is devoted to enhancing the lifestyles of Ras Al Khaimah residents and visitors. Fully owned by RAK Hospitality Holding, Hakaya Collection is now looking towards developing new concepts aimed at diversifying customer experiences within the Food and Beverage industry throughout the United Arab Emirates. For more information, please visit: www.hakayacollection.com.

Contact:
Christi Hing, Chief Financial Officer

Kona Grill, Inc.
480-922-8100

investorrelations@konagrill.com